      As filed with the Securities and Exchange Commission on July 13, 2001
                                                           Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
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                             NACCO INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                        34-1505819
   ------------------------------                   ----------------------
   (State or Other Jurisdiction of                      (I.R.S. Employer
   Incorporation or Organization)                   Identification Number)

                             5875 Landerbrook Drive
                       Mayfield Heights, Ohio 44124-4017
                                 (440) 449-9600
  ---------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                  ------------


                             Charles A. Bittenbender
                  Vice President, General Counsel and Secretary
                             NACCO Industries, Inc.
                             5875 Landerbrook Drive
                        Mayfield Heights, Ohio 44124-4017
                                 (440) 449-9600
  ---------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                                   Copies to:
                             Thomas C. Daniels, Esq.
                           Jones, Day, Reavis & Pogue
                                   North Point
                               901 Lakeside Avenue
                           Cleveland, Ohio 44114-1190
                                 (216) 586-3939
                                  ------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                         CALCULATION OF REGISTRATION FEE

======================== ================== ======================== ===================== ==================
Title of Each Class of     Amount to Be        Proposed Maximum        Proposed Maximum        Amount of
Securities to Be            Registered        Offering Price Per      Aggregate Offering   Registration Fee
Registered                                         Share (1)              Price (1)
------------------------ ------------------ ------------------------ --------------------- ------------------
 Class A Common Stock,
  par value $1.00 per         200,000             $77.609375             $15,521,875            $3,881
         share
======================== ================== ======================== ===================== ==================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sales prices of the Class A common stock of NACCO Industries, Inc. on the New York Stock Exchange Composite Tape on July 10, 2001.

                                  ------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS CANNOT SELL OR ACCEPT OFFERS TO BUY THESE SECURITIES UNTIL THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus (Subject to Completion)

Dated July 13, 2001


                                 200,000 SHARES

                             NACCO INDUSTRIES, INC.

                              CLASS A COMMON STOCK

     Under the terms of NACCO's certificate of incorporation and a stockholders' agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders' agreement may transfer shares of Class B common stock to the selling stockholders, for shares of Class A common stock, on a share for share basis. As a result, the stockholders named in this prospectus are offering to transfer up to 200,000 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are permitted to transfer those shares to the selling stockholders pursuant to the certificate of incorporation and stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any of the proceeds from these transactions.

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "NC." On July 12, 2001, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $81.30 per share. Our Class B common stock is not publicly traded.


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     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  ------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is __________, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed this prospectus as part of a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of the documents' material terms. If you want a complete description of the contents of these documents, you should obtain the documents yourself by following the procedures described below.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material can be obtained from the Public Reference Section of the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Section. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call
(212) 656-5060.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and, to some extent, supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the shares offered by this prospectus:

         -        Annual Report on Form 10-K for the fiscal year ended December
                  31, 2000;

         -        Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2001; and

         - The description of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986, and any amendment or report filed for the purpose of updating such description.

         We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to NACCO Industries, Inc., 5875 Landerbrook Drive, Mayfield Heights, Ohio, 44124-4017, Attention: Secretary, telephone (440) 449-9600.

                                     SUMMARY

         This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading "Risk Factors."

         NACCO Industries, Inc. is a holding company that owns four principal operating subsidiaries that function in three principal industries: lift trucks, housewares and lignite mining.

         NACCO MATERIALS HANDLING GROUP. NACCO Materials Handling Group consists of our wholly owned subsidiary, NMHG Holding Co., and its wholly owned subsidiaries, including NACCO Materials Handling Group, Inc. and NMHG Distribution Co. NMHG Wholesale primarily designs, engineers, manufactures and sells a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NMGH Retail, which is principally located in Europe and Asia-Pacific, primarily sells, leases and services Hyster and Yale lift trucks and service parts through a network of wholly owned retail dealerships.

         NACCO HOUSEWARES GROUP. NACCO Housewares Group consists of two of our wholly owned subsidiaries: Hamilton Beach/Proctor-Silex, Inc., a manufacturer and marketer of small electric motor and heat-driven appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories.

         NORTH AMERICAN COAL. Our wholly owned subsidiary, The North American Coal Corporation, and its affiliated coal companies mine and market lignite for use primarily as fuel for power providers. North American Coal also provides dragline mining services for a limerock quarry near Miami, Florida.

         NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.

         Our principal executive offices are located at 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, and our telephone number is (440) 449-9600.

                                  RISK FACTORS

         Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus.

NACCO MATERIALS HANDLING GROUP

         OUR FORKLIFT BUSINESS IS CYCLICAL. ANY DOWNTURN IN THE GENERAL ECONOMY COULD ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

         Our forklift truck business historically has been cyclical. Fluctuations in the rate of orders for forklift trucks reflect the capital investment decisions of our customers, which depend to a certain extent on the general level of economic activity in the various industries that our forklift truck customers serve. Any downturn in the general economy or in the industries our forklift truck customers serve could adversely affect NACCO's business, results of operations or financial condition.

         NACCO MATERIALS HANDLING GROUP DEPENDS ON A LIMITED NUMBER OF SUPPLIERS FOR SPECIFIC CRITICAL COMPONENTS.

         NACCO Materials Handling Group depends on a limited number of suppliers for some of its critical components, including diesel and gasoline engines and cast-iron counterweights used to counterbalance some forklift trucks. Some of these critical components are imported from Japan and may be subject to inspection by the U.S. Department of Commerce. NACCO's results of operations could be adversely affected if NACCO Materials Handling Group was unable to obtain these critical components, or if the cost of these critical components were to increase significantly and NACCO Materials Handling Group was unable to pass the cost increases on to its customers.

         THE PRICING OF OUR PRODUCTS HAS BEEN AND MAY CONTINUE TO BE IMPACTED BY FOREIGN CURRENCY FLUCTUATIONS, WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

         Our forklift pricing structure and that of some of our competitors is subject to the effects of fluctuations in the value of foreign currencies, including, among others, the euro, the Japanese yen and the English pound sterling. As a result, NACCO Materials Handling Group's costs and sales have historically been affected by, and may continue to be affected by these fluctuations. These fluctuations historically have adversely affected, and in the future could continue to adversely affect, NACCO's earnings and results of operations.

         COMPETITION MAY ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF
OPERATIONS.

         We experience intense competition in the sale of our forklift products and services. Competition in the materials handling industry is based upon differences in product performance, price, service and distribution capability. We compete with several large international companies that operate in many markets and may have greater financial resources than us, which may enable them to commit larger amounts of capital in response to changing market conditions. Additionally, fluctuations in the value of the yen affect the ability of Japanese manufacturers of forklift trucks to compete in this industry. If we fail to compete effectively, NACCO's earnings and results of operations could be adversely affected.

         WE FACE INCREASING COMPETITION BECAUSE OF SUBSTANTIAL CONSOLIDATION IN THE FORKLIFT TRUCK INDUSTRY.

         Over the past several years, the forklift truck industry has undergone substantial consolidation, and further consolidation is likely. As a result of this consolidation, the forklift truck industry could largely consist of a limited number of large manufacturers. To the extent that NACCO Materials Handling Group does not continue to be a major participant in the industry, its ability to compete effectively could be negatively impacted.

         WE RELY PRIMARILY ON OUR NETWORK OF INDEPENDENT DEALERS TO SELL OUR FORKLIFT TRUCKS. AS A RESULT WE HAVE NO DIRECT CONTROL OVER SALES BY THOSE DEALERS TO END CUSTOMERS.

         We sell most of our forklift trucks to independent dealers, which in turn sell the trucks to the customer. Forklift truck sales are therefore subject to the quality and effectiveness of those independent dealers, who are generally not subject to our direct control.

         THE RETIREMENT OF EXISTING ANTIDUMPING DUTIES, OR MANUFACTURING BY JAPANESE COMPETITORS IN THE UNITED STATES, COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION, REVENUES, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Certain Japanese-built ICE forklifts imported into the United States are currently subject to an antidumping duty. The duty ranges from 7.39% - 56.81% depending on the manufacturer or importer. If the antidumping duty order is retired, NACCO Material Handling Group's Japanese competitors might import forklifts trucks for sale at a cost below fair market value. If NACCO Material Handling Group lowers its prices accordingly to maintain market share, our results of operations and financial condition could be materially adversely affected. If NACCO Materials Handling Group does not lower its prices accordingly, our competitive position, revenues, results of operation and financial condition could be materially adversely affected. In addition, all of NACCO Material Handling Group's major Japanese competitors have manufacturing or assembly facilities in the United States. We cannot predict whether the domestic sourcing of forklift products from NACCO Material Handling Group's Japanese competitors will negatively impact our competitive position, revenues, operating results or financial condition.

NACCO HOUSEWARES GROUP

         THE INCREASING CONCENTRATION OF OUR HOUSEHOLD APPLIANCE CUSTOMER BASE COULD NEGATIVELY AFFECT SALES LEVELS OR PROFITS.

         Hamilton Beach/Proctor-Silex sells a substantial quantity of its products to mass merchandisers, national department stores, variety store chains, drug store chains, specialty home retailers and other retail outlets. These retailers generally purchase a limited selection of small electric appliances. As a result, Hamilton Beach/Proctor-Silex competes for retail shelf space with its competitors. As the retail industry becomes more concentrated, competition for sales to these retailers may become greater. In addition, if we were to lose any major retail customer or if a major retail customer were to go bankrupt, we might be unable to find alternate distribution sources. Any of the foregoing factors could adversely affect NACCO's earnings or results of operations.

         THE APPLIANCE INDUSTRY IS CONSOLIDATING, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR SUCCESS.

         Over the past several years, the appliance industry has undergone substantial consolidation, and further consolidation is likely. As a result of this consolidation, the appliance industry could largely consist of a limited number of large manufacturers. To the extent that Hamilton Beach/Proctor-Silex does not continue to be a major participant in the industry, its ability to compete effectively with these larger manufacturers could be negatively impacted.

         COMPETITION MAY ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF
OPERATIONS.

         The small electric appliance industry does not have onerous entry barriers. As a result, NACCO Housewares Group competes with many small manufacturers of housewares products. Additional competitors may also enter this market and cause competition to intensify. If we fail to compete effectively with these smaller manufacturers, NACCO's earnings and results of operations could be adversely affected.

         WE MAY EXPERIENCE QUARTERLY AND ANNUAL FLUCTUATIONS IN OUR EARNINGS AND OPERATING RESULTS IN THE FUTURE FROM OUR HOUSEWARES GROUP.

         The net sales and operating results from our housewares group may vary significantly from quarter to quarter and from year to year in the future. A number of factors, many of which are outside of our control, may cause these variations, including:

- our ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;

- delays or reductions in customer purchases of our products in anticipation of the introduction of new and enhanced products by us or our competitors;

- introductions of new products and product enhancements by our competitors, entry of new competitors into our markets, pricing pressures and other competitive factors;

- ability of our suppliers to produce and deliver components and parts, including sole or limited source components, in a timely manner, in the quantity and quality desired and at the prices we have budgeted;

-        customer acceptance of our products;

-        timing or cancellation of customer orders and shipment scheduling;

-        foreign currency fluctuations;

-        fluctuations in our product mix;

-        economic conditions; and

-        potential obsolescence of our inventory.

         You should not rely upon the results of NACCO Housewares Group for any quarter or year as an indication of the future performance of NACCO Housewares Group.

         WE DEPEND ON CONSUMER SPENDING, WHICH FLUCTUATES FOR A VARIETY OF REASONS, INCLUDING SEASONALITY.

         Sales of our housewares products are related to consumer spending. Any downturn in the general economy would adversely affect our business. In addition, the markets for small electric appliances is highly seasonal in nature. We often recognize a substantial portion of our housewares group sales in the last half of the year. Accordingly, quarter-to-quarter comparisons of past operating results of NACCO Housewares Group are meaningful, if at all, only when comparing equivalent time periods. Any economic downturn or decrease in consumer spending could impact NACCO's earnings and results of operations.

NORTH AMERICAN COAL

         TERMINATION OF LONG-TERM MINING SALES CONTRACTS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Substantially all of North American Coal's revenues and profits are derived from long-term mining contracts. The contracts for our project mining subsidiaries permit the customer under some conditions of default to acquire the assets or stock of the project mining subsidiary for an amount roughly equal to book value. In one case, the customer may elect to acquire the stock of the subsidiary after a specified period of time, for any reason, in exchange for payments to us on coal continued to be mined at that facility. In addition, the customer of our San Miguel lignite mine can terminate the contract for convenience at any time. If any of our long-term mining contracts were terminated, our results of operations could be adversely affected to the extent that we are unable to find alternative customers at the same level of profitability.

         OUR PROJECT MINES ARE SUBJECT TO RISKS CREATED BY CHANGES IN CUSTOMER DEMAND, INFLATIONARY ADJUSTMENTS AND TAX RATES.

         Our project mining operations, The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company, represented approximately 87% of the total revenues of North American Coal in 2000. We are paid for coal or mining services from these mines under long-term coal supply contracts that provide for prices based on actual cost plus an agreed pre-tax profit per ton. Project mining customers pay on a cost-plus basis only for the coal that they consume and use. As a result, reduced coal usage by our customers could have an adverse impact on NACCO's results of operations. Because of the contractual price formulas for the sale of coal and mining services by these project mining operations, the profitability of these operations is also subject to fluctuations in inflationary adjustments (or lack thereof) that can impact the profit-per-ton paid for the coal and taxes applicable to our income on that coal.

         OUR NON-PROJECT MINES ARE SUBJECT TO RISKS CREATED BY OUR CAPITAL INVESTMENT IN THE MINES AND THE COSTS OF MINING THE COAL, IN ADDITION TO RISKS CREATED BY CHANGES IN CUSTOMER DEMAND, INFLATIONARY ADJUSTMENTS AND TAX RATES.

         The balance of North American Coal's revenues, approximately 13% in 2000, is derived from our non-project mining operations, San Miguel Lignite Mining Operations, Red River Mining Company and Mississippi Lignite Mining Company, royalties and other activities. We expect this percentage to increase when our Mississippi Lignite Mining Company becomes fully operational. The profitability of our non-project mining operations is subject to the risk of loss of our investment in these mining operations, as well as increases in the cost of mining the coal. Because the costs of our non-project mining operations are not passed on to our customers, increased costs at these operations would have an adverse effect on our results of operations. These operations are also subject to customer demand, inflationary adjustments and tax risks described above with respect to our project mining operations.

         MINING OPERATIONS ARE VULNERABLE TO WEATHER AND OTHER CONDITIONS THAT ARE BEYOND OUR CONTROL.

         Many conditions beyond our control can increase or decrease use of coal by our customers. These conditions include weather and unexpected maintenance problems.

         GOVERNMENT REGULATIONS COULD IMPOSE COSTLY REQUIREMENTS ON US.

         The coal mining industry is subject to regulation by federal, state and local authorities on matters concerning the health and safety of employees, land use, permit and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Legislation mandating certain benefits for current and retired coal miners also affects the industry. Mining operations require numerous governmental permits and approvals. We may be required to prepare and present to federal, state or local authorities data pertaining to the impact that production of coal may have upon the environment. Compliance with these requirements may be costly and time-consuming.

         New legislation and/or regulations and orders may materially adversely affect our mining operations or our cost structure. New legislation, including proposals related to environmental protection that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. All of these factors could have a material adverse effect on NACCO's business, financial condition and results of operations.

         WE ARE SUBJECT TO FEDERAL AND STATE MINING REGULATIONS, WHICH PLACE A BURDEN ON US.

         Federal and state statutes require North American Coal to restore mine property in accordance with specified standards and an approved reclamation plan, and require that North American Coal obtain and periodically renew permits for mining operations. We expense the cost of reclaiming current mine disturbance which is performed before final mine closure. In addition, we are subject to significant long-term liabilities relating to closed mines that had been operated by Bellaire Corporation, a non-operating subsidiary of NACCO. These liabilities reflect amounts owed to the United Mine Workers of American Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992, which requires Bellaire Corporation to incur costs for medical expenses of some United Mine Workers retirees and their dependents. Although our management believes that appropriate accruals have been taken for all expected reclamation and other costs associated with closed mines, our future operating results would be adversely affected if our accruals for these costs are later determined to be insufficient or if changed conditions or revised assumptions require a change in these reserves.

         OUR OPERATIONS ARE IMPACTED BY THE CLEAN AIR ACT AMENDMENTS ON COAL CONSUMPTION.

         The Federal Clean Air Act, including the Clean Air Act Amendments of 1990, and corresponding state laws that regulate emissions of materials into the air, affect coal mining operations both directly and indirectly. Measures intended to improve air quality could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. Any reduction in coal's share of the capacity for power generation could have a material adverse effect on NACCO's business, financial condition and results of operations. We cannot predict how present or future regulations will affect the coal industry in general and us in particular. It is possible that the new air quality standards under the Clean Air Act and any other future regulatory provisions will materially increase our costs of doing business.

         The Clean Air Act affects coal mining operations indirectly by extensively regulating the emissions of sulfur dioxide, nitrogen oxide and other substances by coal-fueled utility power plants, which are our primary customers. The limits on sulfur dioxide emissions were reduced in 2000 when Phase II under the 1990 Clean Air Act Amendments took effect. We currently cannot determine completely how the implementation of the stricter Phase II emission limits will affect us. We believe the consumption of non-compliant coal is likely to decrease as more coal-fueled utility power plants become subject to the lower sulfur dioxide and other emission limits, which may have an adverse effect on our revenues.

         The Clean Air Act Amendments could also require utilities in areas where ozone levels are a problem to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. Installation of this technology and additional control measures required under a proposed implementation plan will make it more costly to operate coal-fueled utility power plants.

         Because coal mining operations emit particulate matter, our mining operations may be affected directly when the states revise their implementation plans to comply with the stricter standards for particulate matter and ozone. State and federal regulations relating to the new standards may restrict our ability to develop new mines or could require us to modify our existing operations. The extent of the potential direct impact of the new standards on the coal industry will depend on the policies and control strategies associated with the state implementation process, but could increase our costs of doing business.

         WE ARE SUBJECT TO THE HIGH COSTS AND RISKS INVOLVED IN THE DEVELOPMENT OF INTERNATIONAL COAL MINING PROJECTS.

         From time to time North American Coal seeks to develop international coal mining projects. The costs and risks associated with such projects can be substantial.

GENERAL

         THE VOTING POWER OF HOLDERS OF CLASS B COMMON STOCK WHO TRANSFER THEIR SHARES TO THE SELLING STOCKHOLDERS AND RECEIVE SHARES OF CLASS A COMMON STOCK WILL DIMINISH.

         Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares, on a share for share basis, to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.

         WE MAY BECOME SUBJECT TO CLAIMS REGARDING FOREIGN LAWS AND REGULATIONS, WHICH MAY BE EXPENSIVE, TIME CONSUMING AND DISTRACTING.

         Because we have employees, property and business operations in the United States and, with respect to NACCO Materials Handling Group and NACCO Housewares Group, elsewhere, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims outside the United States based in foreign jurisdictions for violations of their laws with respect to our foreign operations of NACCO Materials Handling Group and NACCO Housewares Group. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. As a result, any of these risks could have a material adverse effect on NACCO's business, financial condition and results of operations.

         THE LOSS OF KEY PERSONNEL COULD IMPAIR OUR SUCCESS.

         We benefit from the leadership and experience of our senior management team and we depend on their continued services in order to successfully conduct our business. The loss of key personnel could adversely affect NACCO's financial condition, earnings and results of operations.

         THE AMOUNT AND FREQUENCY OF DIVIDEND PAYMENTS MADE ON OUR COMMON STOCK COULD CHANGE.

         The Board of Directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on our earnings, capital, future expense requirements, financial conditions and other factors that the Board of Directors considers important. Accordingly, holders of our common stock should not rely on payment of dividends in a particular amount, or at all.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend," and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our actual results could be materially different or worse from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors and uncertainties described above and elsewhere in this prospectus. In addition, the following risks and uncertainties with respect to our subsidiaries' operations include, among others, the following:

         NACCO Materials Handling Group:

         - changes in demand for lift trucks and related service parts on a worldwide basis, including reduced demand resulting from a downturn in the U.S. economy,

         -        changes in sales prices,

         - delays in delivery or changes in costs of raw materials or sourced products and labor,

         -        delays in manufacturing and delivery schedules,

         - exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NACCO Materials Handling Group operates and/or sells products,

         - delays in or increased costs of the Danville, Illinois manufacturing plant phase-out,

         - product liability or other litigation, warranty claims or other returns of products,

         -        acquisition of dealerships by NACCO Materials Handling Group,

         -        costs related to the integration of acquisitions, and

         - increased competition, foreign currency exchange movements and/or changes in operating costs attributable to the euro.

         NACCO Housewares Group:

         - changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances,

         -        bankruptcy of or loss of major retail customers or suppliers,

         - changes in costs of raw materials, including petroleum-based resins used in manufacturing, or sourced products,

         - delays in delivery of, or the unavailability of, raw materials or key component parts,

         - exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products,

         - product liability, regulatory reviews or other litigation, warranty claims or returns of products,

         -        increased competition,

         - customer acceptance, changes in costs or delays in the development of the General Electric-branded products to be sold to Wal-Mart and of any new home environment products, and

         - weather conditions or further changes in gasoline prices that would affect the number of customers visiting Kitchen Collection stores.

         North American Coal:

         - weather conditions and other events that would change the level of customers' fuel requirements,

         - weather or equipment problems that could affect lignite deliveries to customers,

         -        changes in maintenance, fuel or other similar costs,

         -        costs to pursue international opportunities,

         - delays in lignite production at the Mississippi Lignite Mining Company's Red Hills Mine or further delays in the start-up of the Red Hills Power Plant, and

         - changes in the economy or in the power industry that would affect demand for North American Coal's Eastern underground reserves.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of any shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the selling stockholders, including:

         -        the name of each selling stockholder;

         - the number of shares of Class A common stock owned by each selling stockholder both immediately prior to and following the sale of shares offered by this prospectus;

         - the percentage ownership of each selling stockholder immediately following the sale of shares offered by this prospectus; and

         - the maximum number of shares of Class A common stock offered by each selling stockholder by this prospectus.

         Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock that will be held by the selling stockholders immediately following the offering. Each of the selling stockholders are offering to exchange an aggregate of 50,000 shares, consisting of both shares held directly or shares held by trusts for each of the selling stockholders. As a result, although this prospectus offers to exchange an aggregate of 200,000 shares, the information below assumes that the beneficial ownership for each of the selling stockholders, directly and indirectly, will decrease by an aggregate of 50,000 shares. The following table also assumes that all shares registered by each selling stockholder will be exchanged by the selling stockholder for an equal number of shares of Class B common stock.

                                                                                                                     Percentage of
                                                      Shares Beneficially    Shares Offered   Shares Beneficially    Shares Owned
                                                       Owned Before this    Pursuant to this   Owned After this       After this
  Name                              Title of Class        Offering             Offering           Offering              Offering
  ----                              --------------        --------             --------           --------              --------
Alfred M. Rankin, Jr. (1)              Class A           1,091,478               50,000           1,041,478               15.88%

Alfred M. Rankin, Jr., as              Class A             165,487               50,000             115,487                1.76%
Trustee of the
Alfred M. Rankin, Jr.
Revocable Trust dated
September 28, 2000
(the "Alfred Rankin Trust") (1)

Thomas T. Rankin (2)                   Class A             840,040               50,000             790,040               12.05%

National City Bank, as                 Class A              84,871               50,000              34,871                0.53%
Trustee under the Agreement
dated December 29, 1967, as
supplemented, amended and
restated, with Thomas T. Rankin
creating a trust for the
benefit of Thomas Rankin
(the "Thomas Rankin Trust") (2)

Claiborne R. Rankin (3)                Class A             841,072               50,000             791,072               12.06%

National City Bank, as                 Class A              76,601               50,000              26,601                0.41%
Trustee under the Agreement
dated June 22, 1971, as
supplemented, amended and
restated, with Claiborne R. Rankin
creating a trust for the
benefit of Claiborne Rankin
(the "Claiborne Rankin Trust") (3)

Roger F. Rankin (4)                    Class A               859,975            50,000              809,975               12.35%

National City Bank, as                 Class A               115,137            50,000               65,137                0.99%
Trustee under the Agreement
dated September 11, 1973, as
supplemented, amended and
restated, with Roger F. Rankin,
creating a trust for the benefit of
Roger Rankin  (the "Roger
Rankin Trust") (4)

         (1)  Alfred M. Rankin, Jr.:

         - shares with National City Bank, a national banking association, the power to vote and dispose of 2,000 shares of Class A common stock pursuant to an agreement with his mother, creating a charitable trust for 20 years and then for the benefit of her grandchildren;

         - shares with National City Bank the power to vote and dispose of 38,400 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

         - shares with National City Bank the power to vote and dispose of 26,608 shares of Class A common stock held by the A.M. Rankin GST Trust for the benefit of Alfred M. Rankin, Sr.'s grandchildren;

         - shares with his child the power to vote and dispose of 29,766 shares of Class A common stock held in trust for the benefit of that child;

         - shares with a second child the power to vote and dispose of 29,766 shares of Class A common stock held in trust for the benefit of that child;

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership;

         - has sole power to vote and dispose of 165,487 shares of Class A common stock under the Alfred Rankin Trust;

         - shares with National City Bank the power to vote and dispose of 30,000 shares of Class A common stock held in a revocable trust for the benefit of his mother;

         - has sole power to vote and dispose of an additional 14,000 shares of Class A common stock held by him directly; and

         - is deemed to share with his spouse the power to vote and dispose of 17,156 shares of Class A common stock owned by his spouse.

An aggregate of 50,000 shares of Class A common stock are offered to be exchanged by Mr. Alfred M. Rankin, Jr. pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust to conduct any exchange by him directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer of NACCO.

         (2) Thomas T. Rankin:

         - has sole power to vote and dispose of 84,871 shares of Class A common stock under the Thomas Rankin Trust;

         - has sole power to vote and dispose of 2,900 shares of Class A common stock held by Mr. Rankin as custodian for his child;

         - is deemed to share with his spouse the power to vote and dispose of 2,900 shares of Class A common stock owned by his spouse and 500 shares of Class A common stock held by his spouse as custodian for their child;

         - shares as co-trustee with a second child of a trust for the benefit of that child the power to vote and dispose of 10,574 shares of Class A common stock; and

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership.

An aggregate of 50,000 shares of Class A common stock are offered to be exchanged by Mr. Thomas Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust to conduct any exchange by him directly.

         (3) Claiborne R. Rankin:

         - has sole power to vote and dispose of 76,601 shares of Class A common stock under the Claiborne Rankin Trust;

         - is deemed to share, as trustee, the power to vote and dispose of 6,160 shares of Class A common stock held in trust for the benefit of his child;

         - has sole power to vote and dispose of 4,200 shares of Class A common stock held by Mr. Rankin as custodian for a second child;

         - is deemed to share, as trustee, the power to vote and dispose of 7,716 shares of Class A common stock held in trust for the benefit of a third child;

         - is deemed to share with his spouse the power to vote and dispose of 8,100 shares of Class A common stock owned by his spouse; and

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership.

An aggregate of 50,000 shares of Class A common stock are offered to be exchanged by Mr. Claiborne Rankin pursuant to this prospectus, consisting of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust to conduct any exchange by him directly.

         (4) Roger F. Rankin:

         - has sole power to vote and dispose of 115,137 shares of Class A common stock under the Roger Rankin Trust;

         - is deemed to share with his spouse the power to vote and dispose of 3,015 shares of Class A common stock held in trust for their child, and 1,128 shares of Class A Common held in trust for a second child, held by his spouse as trustee of both trusts;

         - is deemed to share with his spouse the power to vote and dispose of 2,400 shares of Class A common stock owned by his spouse; and

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership.

An aggregate of 50,000 shares of Class A common stock are offered to be exchanged by Mr. Roger Rankin pursuant to this prospectus, consisting of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust to effect any exchange by him directly.

         Each of the selling stockholders is a party to the Stockholders' Agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are a party thereto. Rankin Management, Inc. is the managing partner of Rankin Associates II, L.P. The beneficial stockholders, executive officers and directors of Rankin Management, Inc. consist of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne
R. Rankin and Roger F. Rankin.

                              PLAN OF DISTRIBUTION

         Under the terms of NACCO's certificate of incorporation and a Stockholders' Agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. However, pursuant to the terms of the stockholders' agreement, to which each of the selling stockholders is a party, and NACCO's certificate of incorporation, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders, on a share-for-share basis, in exchange for an equal number of shares of Class A common stock. The selling stockholders are offering to exchange up to 200,000 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. The selling stockholders have indicated that, in general, if one or more of them offers to exchange any shares of Class A common stock, then they will participate equally in the exchange. As a result, we anticipate that each of them would be given the opportunity to exchange Class A common stock for 25% of the aggregate number of Class B common stock to be exchanged by a qualifying holder. If, however, any of the selling stockholders does not have a sufficient number of shares of Class A common stock or elects to participate in an exchange at a less than equal level or not at all, then the other selling stockholders will allocate the Class A common stock to be exchanged under this prospectus as they may agree among themselves, up to 100% participation by a single selling stockholder. At the time a particular exchange of shares of Class A common stock is made by one or more selling stockholders, to the extent required, a prospectus supplement will be distributed that will set forth the identity of the selling stockholders, the aggregate number of shares of Class A common stock being exchanged, the name or names, if any, of broker-dealers, agents or underwriters, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the applicable selling stockholders.

         In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO's certificate of incorporation. We will require from each holder of Class B common stock, in connection with any exchange of Class B common stock to the selling stockholder, documents that evidence the permitted nature of the exchange under NACCO's certificate of incorporation. We may also require documents that evidence the permitted nature of the exchange under the stockholders' agreement.

         Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.

         We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.

         Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for us.

         Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

                                  LEGAL MATTERS

         The validity of the shares of Class A common stock offered hereby will be passed upon for NACCO by Charles A. Bittenbender, its Vice President, General Counsel and Secretary.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent auditors, as stated in its reports, which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.



                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION............................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................2
SUMMARY........................................................................3
RISK FACTORS...................................................................4
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS........................11
USE OF PROCEEDS...............................................................13
SELLING STOCKHOLDERS..........................................................13
PLAN OF DISTRIBUTION..........................................................17
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................18


                                 200,000 SHARES

                             NACCO INDUSTRIES, INC.

                              CLASS A COMMON STOCK


                                   PROSPECTUS


                                ___________, 2001

             ------------------------------------------------------
             ------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth estimated expenses to be incurred in connection with the offering described in this registration statement.

Securities and Exchange Commission registration fee.......................$3,881
Accounting fees and expenses............................................*$10,000
Legal fees and expenses (not including Blue Sky)........................*$15,000
Blue Sky fees and expenses................................................$5,000
Miscellaneous expenses....................................................$1,119
Total....................................................................$35,000
-----
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-Laws provide in Article VI that the Company will indemnify its directors, officers and employees and each person who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by statute.

         Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

Exhibit
Number            Description of Document
------            -----------------------

5.1 Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

23.1              Consent of Charles A. Bittenbender, Esq. (included in Exhibit
                  5.1).

23.2              Consent of Arthur Andersen LLP.

24.1              Powers of Attorney.

         (b)  Financial Statement Schedules.

         None.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

         Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Mayfield Heights, State of Ohio, on July 13, 2001.

                                                     NACCO INDUSTRIES, INC.

                                               By: /s/ Kenneth C. Schilling
                                                   -----------------------------
                                                      Kenneth C. Schilling
                                                   Vice President and Controller

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* Alfred M. Rankin, Jr.                  Chairman, President, Chief Executive   July 13, 2001
------------------------------------     Officer (principal executive
Alfred M. Rankin, Jr.                    officer) and Director
/s/ Kenneth C. Schilling                 Vice President and Controller          July 13, 2001
------------------------------------     (principal financial and accounting
Kenneth C. Schilling                     officer)
* Owsley Brown II                        Director                               July 13, 2001
------------------------------------
Owsley Brown II
* Robert M. Gates                        Director                               July 13, 2001
------------------------------------
Robert M. Gates
* Leon J. Hendrix, Jr.                   Director                               July 13, 2001
------------------------------------
Leon J. Hendrix, Jr.
* David H. Hoag                          Director                               July 13, 2001
------------------------------------
David H. Hoag
* Dennis W. LaBarre                      Director                               July 13, 2001
------------------------------------
Dennis W. LaBarre
* Richard de J. Osborne                  Director                               July 13, 2001
------------------------------------
Richard de J. Osborne
* Ian M. Ross                            Director                               July 13, 2001
------------------------------------
Ian M. Ross
* Britton T. Taplin                      Director                               July 13, 2001
------------------------------------
Britton T. Taplin
* David F. Taplin                        Director                               July 13, 2001
---------------------------
David F. Taplin
* John F. Turben                         Director                               July 13, 2001
---------------------------
John F. Turben

         * Kenneth C. Schilling, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-3 pursuant to the Power of Attorney executed by the above-named officers and directors of the Company and filed with the Securities and Exchange Commission.

 /s/ Kenneth C. Schilling                                     July 13, 2001
------------------------------------
Kenneth C. Schilling, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number          Description of Document
------          -----------------------

5.1 Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

23.1            Consent of Charles A. Bittenbender, Esq. (included in Exhibit
                5.1).

23.2            Consent of Arthur Andersen LLP.

24.1            Powers of Attorney.